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                                                                EXHIBIT 12(d)(2)


                     AMENDMENT TO STOCK PURCHASE AGREEMENT

     THIS AMENDMENT TO STOCK PURCHASE AGREEMENT (this "Amendment"), dated as of
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the 31st day of January, 2000, is by and among Plains Resources Inc., a Delaware corporation (the "Company"), and the other parties signatory hereto
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(collectively, the "Purchasers").
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                              W I T N E S S E T H:
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     WHEREAS, the Purchasers purchased Series E Cumulative Convertible Preferred
Stock (the "Preferred Stock") of the Company pursuant to a Stock Purchase
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Agreement dated as of July 30, 1998 by and among the Company and the purchasers named therein (the "Stock Purchase Agreement"); and
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     WHEREAS, the Purchasers are exchanging all of their shares of Preferred
Stock for an equal number of shares of Series G Cumulative Convertible Preferred Stock (the "Series G Preferred Stock") of the Company as of the date hereof; and
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     WHEREAS, the Purchasers and the Company desire that the Company make certain representations to the Purchasers concerning this Amendment and the Series G Preferred Stock and that the Series G Preferred Stock be entitled to the same registration rights as the Preferred Stock;

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties set forth in this Amendment, the parties to this Amendment hereby agree as follows (capitalized terms used herein but not defined herein shall have the meanings set forth in the Stock Purchase Agreement):

            ARTICLE 1 - AMENDMENTS TO THE STOCK PURCHASE AGREEMENT

     1.1  Definitions of Conversion Shares.  The definition of Conversion Shares
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in Section 1.1 of the Stock Purchase Agreement shall be amended to read as follows:

     "Conversion Shares" means the shares of Common Stock issuable upon conversion of Preferred Stock or Series G Preferred Stock into, or exchange of Preferred Stock or Series G Preferred Stock for, Common Stock."

     1.2  Definition of Series G Preferred Stock.  Section 1.1 of the Stock
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Purchase Agreement shall be amended to add a definition of Series G Preferred
Stock as follows:

     "Series G Preferred Stock" shall mean the Series G Cumulative Convertible Preferred Stock, par value $1.00 per share, of the Company."

     1.3  Definition of Exchange Offer.  Section 1.1 of the Stock Purchase
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Agreement shall be amended to add a definition of Exchange Offer as follows:
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     "Exchange Offer" shall mean the Company's offer to exchange one share of
Series G Preferred Stock for each outstanding share of Series E Preferred
Stock."

     1.4  Section 4.1(a).  Section 4.1(a) of the Stock Purchase Agreement shall
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be amended by adding a new second sentence to read as follows:

"The Company shall, as promptly as reasonably possible, but, in any event, within 90 days of the closing of the Exchange Offer, either (i) prepare and file with the SEC a new shelf registration statement on an appropriate form pursuant to Rule 415 (or any similar provision that may be adopted by the SEC) under the Securities Act with respect to the Registrable Securities or (ii) amend the existing Shelf Registration Statement to cover the Conversion Shares issuable upon conversion of the Series G Preferred Stock or (iii) file a prospectus supplement relating to the Conversion Shares issuable upon conversion of the Series G Preferred Stock; provided, that such action is in the opinion of counsel to the Company sufficient to enable the Holders of Registrable Securities to sell their Registrable Securities without restriction under the Securities Act."

           ARTICLE 2 - REPRESENTATION AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Purchasers as follows:

     2.1 Organization. The Company and each of its Subsidiaries is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation.

     2.2 Authority. The Company has all requisite corporate power and authority to carry on its business as presently conducted and to enter into this Amendment and to perform its obligations contemplated hereunder.

     2.3 Authorization. The execution, delivery and performance of this Amendment and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of the Company and its stockholders.

     2.4 Binding Agreement. This Amendment has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy and other similar laws of general application with respect to creditors and subject to principles of equity and public policy that affect enforceability of agreements generally.

     2.5 No Conflicts. Neither the execution nor delivery of this Amendment, nor the consummation of the transactions contemplated hereby, including the Exchange Offer, will result in a breach or violation of, or constitute a default under, the certificate of incorporation, bylaws or other governing documents of the Company or its Subsidiaries, or any agreement, indenture or other
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instrument to which any of the Company or its Subsidiaries is a party or by which any of them is bound or to which any of their properties are subject, nor will the performance by the Company and its Subsidiaries of any of their obligations hereunder violate any Law or result in the creation or imposition of any lien, charge, claim or encumbrance upon any property or assets of the Company or its Subsidiaries. No permit, consent, approval, authorization or order of any Governmental Authority or other Person is required in connection with the consummation by the Company and its Subsidiaries of the transactions contemplated by this Amendment, except such as have been obtained.

     2.6    Valid Issuance.

            (a) The issuance and delivery of the shares of Series G Preferred Stock in the Exchange Offer, and the making of the Exchange Offer, have been duly authorized by all necessary corporate action on the part of the Company and its stockholders, and the shares of Series G Preferred Stock, when so issued and delivered in exchange for the shares of Preferred Stock in accordance with the terms of the Exchange Offer, will be duly and validly issued, fully paid and nonassessable.

            (b) The issuance and delivery of the Conversion Shares have been duly authorized by all necessary corporate action on the part of the Company and its stockholders, and the Conversion Shares have been duly reserved for issuance and, when issued, will be duly and validly issued, fully paid and nonassessable.

     2.7 Absence of Bankruptcy Proceedings. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to the knowledge of the Company, threatened against, the Company or any of is Subsidiaries.

     2.8 Offering. The offer and issuance of the shares of Series G Preferred Stock and the Conversion Shares as contemplated by the Exchange Offer are exempt from the registration requirements of the Securities Act and the securities laws of any state having jurisdiction over such offer and issuance, and neither the Company nor anyone acting on its behalf has or will take any action that would cause the loss of such exemption.

     2.9 No Defaults. Neither the Company nor any Subsidiary is (a) in violation of any provision of its charter or bylaws or other governing documents, (b) in breach, violation or default, in any material respect, of or under any material contract, lease, commitment or instrument to which it is a party or by which it is bound or to which any of its properties or assets are subject, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a breach, violation or default or (c) in material violation of any Law.

     2.10. Litigation. There is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or its Subsidiaries or any
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properties or rights of any of them by or before any Governmental Authority that
(i) relates to or challenges the legality of this Amendment or the Series G Preferred Stock, (ii) would reasonably be expected to have a Material Adverse Effect upon the Company (except as disclosed in the Commission Documents) or
(iii) would reasonably be expected to impair the ability of the Company to perform fully on a timely basis any obligations that it has under this Amendment or any documents related thereto.

     3.  Continuation of Stock Purchase Agreement.  Except as set forth above,
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the Stock Purchase Agreement shall continue in full force and effect without amendment.

     4.  Governing Law.  THIS AMENDMENT SHALL BE GOVERNED AND CONSTRUED AND
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ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO
RULES CONCERNING CONFLICTS OF LAWS.

     4.  Counterparts.  This Amendment may be executed in any number of
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counterparts, and each and every counterpart shall be deemed for all purposes one agreement.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers as of the date first above written.

                              PLAINS RESOURCES INC.


                              By _____________________________________
                              Name:  Michael R. Patterson
                              Title:  Vice President


                              THE PURCHASERS

                              The Purchasers pursuant to the powers of attorney executed in favor of and granted and delivery to Plains Resources Inc.

                              By:  Plains Resources Inc.


                              By _____________________________________
                              Name:  Michael R. Patterson
                              Title:  Vice President